Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
Second Quarter of 2014

•	Organic sales were about the same as the second quarter of 2013 as strength in semiconductor, nuclear, aerospace and truck parts offset lower engine revenues and sales to oil and gas markets.

•
Segment profit margin decreased to 11.2% in the second quarter from 14.0% in the second quarter of 2013 due to a less profitable mix and higher operating expenses in the Sealing Products and Power Systems segments, including increased R&D and other SG&A expenses.

•	GAAP EPS in the second quarter of $0.32 compared to $0.35 in the second quarter of 2013.

•	EnPro’s second quarter adjusted net income was $15 million or $0.57 per share compared to $19.5 million or $0.87 per share in the second quarter of 2013.

•	Adjusted EBITDA decreased 19% from the second quarter of 2013 to $39.3 million; for the first half of 2014, adjusted EBITDA decreased 15% from the first half of 2013 to $71.5 million.

•	This release also includes illustrative pro forma financial information for EnPro and deconsolidated GST on a reconsolidated basis reflecting recent developments in the ACRP process.

CHARLOTTE, N.C., July 31, 2014 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated sales of $313.1 million in the second quarter of 2014, a 2% increase over the second quarter of 2013. Higher revenues from truck parts and high performance products for nuclear, aerospace and semiconductor markets were partially offset by softer demand for pipeline sealing products and by lower engine revenues. Foreign exchange accounted for 1% of the growth. Segment profit margin decreased to 11.2% in the second quarter of 2014 from 14.0% in the second quarter of 2013 due to a less profitable mix and higher operating costs in the Sealing Products and Power Systems segments, including increases in R&D and other SG&A expenses.

Net income in the second quarter of 2014 was $8.3 million, or $0.32 a share, compared to $8.0 million, or $0.35 a share, in the second quarter of 2013. Before selected items, including interest due to Garlock Sealing Technologies LLC (GST LLC), a deconsolidated subsidiary, restructuring costs, and a non-cash loss on the exchange of convertible debentures, net income was $15.0 million, or $0.57 a share. In the second quarter of 2013, income before selected items was $19.5 million, or $0.87 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $39.3 million in the second quarter of 2014, a 19% decrease over the second quarter of 2013, when adjusted EBITDA was $48.4 million.

A table attached to this press release shows the effect of selected items on net income and earnings per share in the quarter and first six months of 2014 and 2013. All per share amounts in this release are stated on a diluted basis.

The company’s average diluted share count in the second quarter of 2014 increased by 3.5 million shares from the same period a year ago. The increase reflects the effect of a higher price for the company’s common stock on the number of shares the company would be required to deliver in connection with its convertible debentures and the effect of exchanges in the first quarter of 2014 of 1.7 million shares of the company’s common stock (in addition to cash payments for accrued and unpaid interest) for $56.1 million in aggregate principal amount of convertible debentures. The diluted share count does not include the future benefit of the hedge transaction that will mature in late 2015. At an assumed share price of $72, approximately 2.7 million shares would be returned to EnPro upon maturity of the hedge arrangement.

In late June 2014, the company entered into an additional exchange for approximately $41.6 million in aggregate principal amount of the convertible debentures for approximately 1.3 million shares of EnPro’s common stock, plus cash payments of accrued and unpaid interest and for fractional shares. The company recognized a non-cash $2.4 million pre-tax loss on the exchange ($1.5 million net of tax) which is included in other (non-operating) expense in the accompanying Consolidated Statement of Operations. In addition, there was a $0.6 million tax benefit recorded directly to equity. Since this exchange occurred late in the quarter, it did not significantly affect the average diluted share count for the quarter.

These exchange transactions reduced the aggregate principal amount of the convertible debentures outstanding to approximately $74.8 million. These exchange transactions did not reduce the respective obligations under the hedge and warrant transactions entered into in connection with the original sale of the convertible debentures, which remain in force with respect to the original $172.5 million amount of the convertible debentures.

Six Months Results
Sales for the first six months of 2014 were $600.3 million, a 1% increase over the first half of 2013. Excluding the effect of foreign exchange, sales were flat compared to last year. Stronger demand for truck parts, semiconductor equipment, high performance seals and bearings slightly offset declines in demand for sealing products, pipeline protection components, and compressor parts and services, and lower engine revenues.

Adjusted EBITDA for the first half of 2014 was $71.5 million, a 15% decrease over the first half of 2013 when adjusted EBITDA was $84.6 million. The decrease primarily reflects the performance of the Sealing Products and Power Systems segments partially offset by improvement at Engineered Products.

Net income for the first six months of the year was $9.6 million, or $0.38 a share, compared to $16.6 million, or $0.74 a share, in the first six months of 2013. Before selected items, net income in the first half of 2014 was $24.8 million, or $0.97 a share, compared to $32.0 million, or $1.43 a share, in the first six months of 2013.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2014	6/30/2013		6/30/2014	6/30/2013	Change
Sales	$175.4	$165.9	6%	$330.4	$312.5	6%
EBITDA	$30.6	$35.2	-13%	$55.3	$64.3	-14%
EBITDA Margin	17.4%	21.2%		16.7%	20.6%	-19%
Segment Profit	$22.8	$27.7	-18%	$39.9	$49.0
Segment Margin	13.0%	16.7%		12.1%	15.7%

In the second quarter of 2014, sales in the Sealing Products segment increased 6% over the second quarter of 2013. Excluding the benefit of acquisitions and foreign exchange, the segment’s sales increased by 4%. Sales benefited from increased demand for heavy duty truck parts in North America and increased activity in semiconductor, aerospace and nuclear power markets. Lower project-related demand for pipeline products and softer demand for sealing products in European process markets partially offset these increases.

The segment’s profits decreased by 18% and segment profit margins declined to 13.0% in the second quarter of 2014. The change in margins reflects increased shipments of lower-margin OEM products, higher manufacturing costs, and increased investments in R&D and other SG&A expenses compared to 2013.

The segment’s sales in the first half of the year were 6% higher than in the first half of 2013 but segment profits and profit margins declined. Factors affecting the segment’s performance in the first half of the year were similar to those described above for second quarter results.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2014	6/30/2013		6/30/2014	6/30/2013	Change
Sales	$95.5	$95.1	--	$187.3	$186.9	--
EBITDA	$14.8	$14.3	3%	$29.1	$25.6	14%
EBITDA Margin	15.5%	15.0%		15.5%	13.7%
Segment Profit	$8.9	$8.6	3%	$17.6	$14.4	22%
Segment Margin	9.3%	9.0%		9.4%	7.7%

The Engineered Products segment’s sales in the second quarter were nearly unchanged from the second quarter of 2013, as stronger automotive and general industrial demand in Europe and North America offset continued weakness in CPI’s North American natural gas markets.

Segment profits increased 3% and segment margins grew slightly due to price increases, operational improvements and lower raw material costs.

For the first half of 2014, the Engineered Products segment’s sales were flat compared to the first half of 2013 for reasons similar to those that affected the quarterly year-over-year comparison. However, segment profits and profit margins increased in the first half of 2014 primarily due to price increases, raw material and operating cost improvements and a $0.7 million restructuring charge incurred in the first quarter of 2013.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2014	6/30/2013		6/30/2014	6/30/2013	Change
Sales	$43.0	$45.0	-4%	$84.1	$94.4	-11%
EBITDA	$4.3	$7.4	-42%	$8.5	$13.0	-35%
EBITDA Margin	10.0%	16.4%		10.1%	13.8%
Segment Profit	$3.4	$6.4	-47%	$6.7	$11.2	-40%
Segment Margin	7.9%	14.2%		8.0%	11.9%

In the Power Systems segment, sales declined by 4% from the second quarter of 2013 as lower engine revenues and decreased revenues for engine upgrades more than offset increased parts revenues.

Segment profits decreased by 47% and segment profit margins fell to 7.9% from 14.2% in the second quarter of 2013, primarily as a result of lower engine margins due to both volume and mix, higher manufacturing costs, and increased R&D investment in connection with the development of the OP 2.0 engine. Also, a $1.9 million expense for an early retirement program in the second quarter of 2013 did not recur this year.

The segment’s sales in the first half of 2014 were 11% below the first half of 2013 due to the combination of lower engine revenues and engine upgrades revenue. Segment profits and margins declined in the first half of 2014 due to the reasons cited for the current quarter.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2014	6/30/2013		6/30/2014	6/30/2013	Change
Sales (Includes I/C)	$63.0	$64.8	-3%	$122.0	$128.6	-5%
Third Party Sales	$57.0	$58.2	-2%	$109.8	$114.7	-4%
EBITDA-A	$15.2	$18.3	-17%	$28.7	$32.5	-12%
EBITDA-A Margin*	24.1%	28.2%		23.5%	25.3%
Operating Profit	$13.9	$16.6	-16%	$25.7	$29.3	-12%
Operating Profit Margin*	22.0%	25.6%		21.1%	22.8%
Adjusted Net Income	$9.3	$11.3	-18%	$17.5	$19.9	-12%
*EBITDA Margin and Operating Profit Margin as shown above are based upon sales including inter-company (I/C) sales. In prior presentations, GST LLC’s margin percentages were presented based upon sales excluding inter-company sales.

Sales at the deconsolidated operations of GST LLC and its subsidiaries (collectively “GST”) in the second quarter of 2014 decreased by 3% from the second quarter of 2013 reflecting lower demand in North American petrochemical, refinery and metals processing markets as well as lower intercompany shipments to European affiliates. Operating profits were down 16% from the second quarter of 2013, reflecting lower volume and higher SG&A expenses. Operating margins were 22.0% in the second quarter compared to 25.6% a year ago when GST benefitted from increased demand for certain high margin products.

GST’s adjusted net income, which excludes intercompany interest income and income or expense associated with the asbestos claims resolution process, decreased to $9.3 million. Asbestos-related income was $181.3 million in the second quarter of 2014 compared to asbestos-related expense of $13.1 million in the second quarter of 2013. The year-over-year change reflects a reduction of $186.3 million in GST’s accrued estimate of asbestos-related claims liabilities pursuant to the amended plan of reorganization filed on May 29, 2014 and lower litigation expenses compared to the second quarter of 2013 when preparations for the liability estimation trial were underway.

GST’s sales in the first half of 2014 were 5% lower than the first half of 2013 reflecting lower demand in North America. Operating profit and profit margins declined reflecting lower volume for certain high margin products and higher SG&A expenses. GST’s asbestos-related income totaled $178.1 million in the first half of 2014 compared to a $24.1 million expense in the first half of 2013.

The results of GST LLC and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the second quarter and first six months of 2014 and 2013 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s amended plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the amended plan of reorganization. Due to these risks and uncertainties, reconsolidation of GST is not currently probable under Regulation S-X of the Securities and Exchange Commission (SEC) and pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Cash Flows
EnPro’s cash balance stood at $64.9 million at June 30, 2014 compared to $58.2 million at the end of the second quarter in 2013. Operating activities used $13.8 million of cash in the first six months of 2014. Operating activities provided cash of $5.5 million in the first six months of 2013. Segment working capital increased by approximately $50 million compared to $31 million in the first six months of 2013.

Cash used in investing activities, which mainly includes capital expenditures, was $23.2 million for the first six months of 2014 compared to $22.1 million for the comparable period in 2013.

GST finished the first half of 2014 with cash and investments totaling of $216.2 million dollars, compared with $172.8 million at the end of the second quarter of 2013.

Outlook
“We expect improved results in most of our businesses for the balance of the year as we benefit from activity in our markets and internal developments,” said Steve Macadam, president and chief executive officer. “Order activity remains robust in our semiconductor, aerospace and trucking markets, and orders have improved in the process industries served by the Garlock family of companies and CPI.” Macadam also pointed out that the company expects second half revenues and segment profits in the Power Systems segment to increase over the first half of 2014 and the second half of 2013, primarily as a result of higher engine revenues and stronger aftermarket sales. “At the same time we are seeing these developments in our markets, we also expect to benefit longer term from a number of strategic growth initiatives underway, including our investments in the Stemco distribution center, the new opposed piston engine in Power Systems, and focused business development efforts across the company,” Macadam concluded.

Conference Call and Webcast Information
EnPro will hold a conference call today, July 31, at 10:00 a.m. Eastern Time to discuss second quarter 2014 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 75536508. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the second quarters and first six months of 2014 and 2013 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for second quarters and first six months of 2014 and 2013 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.